Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Borqs Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Other (2)	6,024,504	$0.20	(3)	$1,204,900.80	0.0001102	$132.78
Total Offering Amounts								$132.78
Total Fee Offsets								$0.00
Net Fee Due								$132.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional ordinary shares of Borqs Technologies, Inc. (the “Registrant”), that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)	Calculated pursuant to Rules 457(c) and Rule 457(h) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $0.20, the average of the high and low sales price of the ordinary shares as reported on Nasdaq on August 2, 2023.